Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

PROOF Acquisition Corp I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share (2)	20,354,242(3)	$10.66(4)	$216,976,219.72(4)	$23,910.78

1)
All securities being registered will be issued by PROOF Acquisition Corp I, a Delaware corporation (“PACI”), which will be renamed Volato Group, Inc. (“Volato Group”), as further described in the proxy statement/prospectus.

2)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

3)
The number of shares of Class A Common Stock, par value $0.0001 per share, of Volato Group (“Volato Group Common Stock”) being registered represents the sum of (a) 17,989,305 shares of Volato Group Common Stock to be issued in exchange for outstanding shares of capital stock of Volato, Inc., a Georgia corporation (“Volato”), in connection with the business combination described herein and (b) 2,364,937  shares of Volato Group Common Stock reserved for issuance under the Volato, Inc. 2021 Equity Incentive Plan upon the exercise of options currently outstanding to purchase Volato common stock, which plan will be amended and restated, and adopted by Volato Group pursuant to the terms of the Business Combination Agreement described herein..

4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Class A common stock, par value $0.0001 per share, of PACI (“Class A Common Stock”) on the New York Stock Exchange on August 14, 2023 ($10.66 per share of Class A Common Stock) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

*All securities being registered will be issued by PROOF Acquisition Corp I., which will be renamed Volato Group, Inc.